FULFILLMENT SERVICING AGREEMENT

This Agreement between Firstar Trust Company (FTC) and The TRAUTMAN KRAMER TRUST, a Delaware business trust consisting of one fund: The Trautman Kramer Value Plus Fund, (hereinafter called the "Fund") is entered into on this sixteenth day of January, 1998.

WHEREAS, the Fund provides investment opportunities to prospective shareholders through a open end mutual fund; and

WHEREAS, FTC provides fulfillment services to mutual funds;

NOW THEREFORE, the parties agree as follows:

DUTIES AND RESPONSIBILITIES OF FTC

     1. Answer all prospective shareholder calls concerning any of The Trautman Kramer Value Plus Fund listed in the attached Schedule A which may be modified from time to time.

     2. Send all available fund(s) materials requested by the prospect which may include but not limited to, prospectus, financial statements, new account forms, fact sheets, and sales literature or other materials at the direction of the Fund within 24 hours from time of call.

     3. Receive and update all fund fulfillment literature so that most current information is sent and quoted.

     4. Provide 24 hour answering service to record prospect calls made after hours (8 p.m. to 9 a.m. NYT).

     5.   Maintain and store fund fulfillment inventory.

     6. Send periodic fulfillment reports to the fund as agreed upon between the parties.

DUTIES AND RESPONSIBILITIES OF THE FUND

     1.   Provide fund fulfillment literature updates to FTC as necessary.

     2. Supply FTC with sufficient inventory of fulfillment materials as requested from time to time by FTC

     3. Provide FTC with any sundry information about the Fund in order to answer prospect questions.


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COMPENSATION

Fund agrees to compensate FTC for the services performed under this agreement in accordance with the attached Schedule B; the Fund agrees to pay all invoices within ten days of receipt.

PROPRIETARY AND CONFIDENTIAL INFORMATION

FTC agrees on behalf of itself and its directors, officers, and employees to treat confidentiality and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties thereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FTC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

TERMINATION

This agreement may be terminated by either party upon 30 days written notice.


Dated this sixteenth day of January, 1998.


THE TRAUTMAN KRAMER TRUST                   FIRSTAR TRUST COMPANY


By:    /s/ Robert J. Kramer                 By:   /s/ Joe D. Redwine
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Print: Robert J. Kramer                     Print: Joe D. Redwine
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Title: Chairman                             Title: Senior Vice President
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Date:  1-16-98                              Date: 1/22/98
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Attest: /s/ Gillian Trautman                Attest: /s/ Gail M. Zess
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